Exhibit 99.1

News Release
RAMBUS REPORTS FOURTH QUARTER AND FISCAL YEAR 2021 FINANCIAL RESULTS

•Achieved excellent Q4 results, exceeding guidance for revenue and profitability
•Produced record annual product revenue of $143.9 million driven by memory interface chips, up 26% year over year
•Generated record cash from operations of $209.2 million for full year 2021, with $72.2 million generated in Q4

SAN JOSE, Calif. - February 7, 2022 - Rambus Inc. (NASDAQ:RMBS), a provider of industry-leading chips and IP making data faster and safer, today reported financial results for the fourth quarter ended December 31, 2021. GAAP revenue for the fourth quarter was $91.8 million; licensing billings were $66.6 million, product revenue was $45.3 million, and contract and other revenue was $13.6 million. The Company also generated $72.2 million in cash provided by operating activities in the fourth quarter, setting an annual record of $209.2 million for the full year 2021.

“Rambus delivered an outstanding fourth quarter contributing to an exceptionally good year, driven by excellent execution and record product revenue,” said Luc Seraphin, chief executive officer of Rambus. “The record cash generation fuels our ongoing strategic investment in scaling the business, returning value to stockholders, and extending our product roadmap to enable continued profitable growth.”

Quarterly Financial Review - GAAP	Three Months Ended December 31,
(In millions, except for percentages and per share amounts)	2021	2020
Revenue
Product revenue	$45.3	$21.8
Royalties	32.9	27.7
Contract and other revenue	13.6	12.4
Total revenue	$91.8	$61.9
Cost of product revenue	$13.4	$7.5
Cost of contract and other revenue	$0.7	$1.6
Amortization of acquired intangible assets (included in total cost of revenue)	$3.6	$4.3
Total operating expenses (1)	$65.1	$59.5
Operating income (loss)	$9.0	$(11.0)
Operating margin	10%	(18)%
Net income (loss)	$6.1	$(12.1)
Diluted net income (loss) per share	$0.05	$(0.11)

Net cash provided by operating activities	$72.2	$42.1
____________________________
(1)    Includes amortization of acquired intangible assets of approximately $0.4 million and $0.2 million for the three months ended December 31, 2021 and 2020, respectively.

Quarterly Financial Review - Non-GAAP (including operational metric) (1)	Three Months Ended December 31,
(In millions)	2021	2020
Licensing billings (2)	$66.6	$64.2
Product revenue	$45.3	$21.8
Contract and other revenue	$13.6	$12.4
Cost of product revenue	$13.3	$7.5
Cost of contract and other revenue	$0.7	$1.6
Total operating expenses	$51.4	$46.7
Interest and other income (expense), net	$(1.1)	$(0.6)
Diluted share count	115	115
____________________________
(1)    See “Supplemental Reconciliation of GAAP to Non-GAAP Results” table included below. Note that the applicable non-GAAP measures are presented and that revenue and cost of contract and other revenue are solely presented on a GAAP basis.

(2)    Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences.

GAAP revenue for the quarter was $91.8 million, exceeding the Company’s guidance. The Company also had licensing billings of $66.6 million, product revenue of $45.3 million, and contract and other revenue of $13.6 million. The Company had total GAAP cost of revenue of $17.7 million and operating expenses of $65.1 million. The Company also had total non-GAAP operating expenses of $65.4 million (which includes non-GAAP cost of revenue), at the low end of its expectations through its operational efficiency. The Company’s annual product revenue increased 26% year over year as the Company continues to gain market share. Due to the Company’s strong performance and operational efficiency, the Company delivered a strong fourth quarter, exceeding guidance for revenue and profitability. The Company had GAAP diluted net income per share of $0.05. The Company’s basic share count was 109 million shares and its diluted share count was 115 million shares.

Cash, cash equivalents, and marketable securities as of December 31, 2021 were $485.6 million, an increase of $65.9 million as compared to September 30, 2021, mainly due to cash provided by operating activities of approximately $72.2 million. Cash provided by operating activities for the year ended December 31, 2021 was $209.2 million, an increase of $23.7 million or 13%, from the same period in the prior year.

2022 First Quarter Outlook

The Company will discuss its full revenue guidance for the first quarter of 2022 during its upcoming conference call. The following table sets forth first quarter outlook for other measures.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (2)	$64 - $70	$64 - $70
Product revenue	$43 - $49	$43 - $49
Contract and other revenue	$12 - $18	$12 - $18
Total operating costs and expenses	$84 - $80	$73 - $69
Interest and other income (expense), net	($1)	($1)
Diluted share count	115	115
____________________________
(1)    See “Reconciliation of GAAP Forward Looking Estimates to Non-GAAP Forward Looking Estimates” tables included below. Note that the applicable non-GAAP measures are presented, and that revenue is solely presented on a GAAP basis.

(2)    Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences. This metric is the same for both GAAP and non-GAAP presentations.

For the first quarter of 2022, the Company expects licensing billings to be between $64 million and $70 million. The Company also expects royalty revenue to be between $30 million and $36 million, product revenue to be between $43 million and $49 million and contract and other revenue to be between $12 million and $18 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales and solutions licensing, among other matters.

The Company also expects operating costs and expenses to be between $84 million and $80 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $73 million and $69 million. These expectations also assume non-GAAP interest and other income (expense), net, of ($1 million), tax rate of 24% and diluted share count of 115 million, and exclude stock-based compensation expense ($7 million), amortization expense ($4 million), non-cash interest expense on convertible notes ($2 million) and interest income related to the significant financing component from fixed-fee patent and technology licensing arrangements ($2 million).

Conference Call

Rambus management will discuss the results of the quarter during a conference call scheduled for 2:00 p.m. PT today. The call, audio and slides will be available online at investor.rambus.com and a replay will be available for the next week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 5264419.

Non-GAAP Financial Information

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: operating costs and expenses and interest and other income (expense), net. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expenses, acquisition-related costs and retention bonus expense, amortization of acquired intangible assets, restructuring and other charges, depreciation expense on unused Electronic Design Automation (“EDA”) software licenses, expense on abandoned operating leases, change in fair value of earn-out liability, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and have no direct correlation to the Company’s operations.

Amortization of acquired intangible assets. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Restructuring and other charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Depreciation expense on unused EDA software licenses. Reflects the accelerated depreciation expense on EDA software licenses that were abandoned. The Company excludes these charges because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Expense on abandoned operating leases. Reflects the expense on building leases that were abandoned. The Company excludes these charges because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Change in fair value of earn-out liability. This change is due to adjustments of acquisition purchase consideration. The Company excludes these adjustments because such adjustments are not directly related to ongoing business results and do not reflect expected future operating expenses.

Non-cash interest expense on convertible notes. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 24% for both 2021 and 2020, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With over 30 years of advanced semiconductor experience, we are a pioneer in high-performance memory subsystems that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding business opportunities, the Company’s ability to deliver long-term, profitable growth, industry growth rates, the successful integrations of AnalogX and PLDA, product and investment strategies, the long-term sustainability of the Company’s increased product revenue and cash generated from operating activities, the Company’s outlook and financial guidance for the first quarter of 2022 and related drivers, and the Company’s ability to effectively manage supply chain shortages. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. The Company’s business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission, as well as the potential adverse impacts related to, or arising from, the Novel Coronavirus (COVID-19) and its variants. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Keith Jones
Vice President, Finance and Interim Chief Financial Officer
Rambus Inc.
(408) 462-8000
kjones@rambus.com

Source: Rambus Inc.

Rambus Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$107,891	$128,967
Marketable securities	377,718	373,682
Accounts receivable	44,065	27,903
Unbilled receivables	135,608	138,813
Inventories	8,482	14,466
Prepaids and other current assets	10,600	15,881
Total current assets	684,364	699,712
Intangible assets, net	58,420	36,487
Goodwill	278,810	183,222
Property, plant and equipment, net	56,035	57,693
Operating lease right-of-use assets	23,712	28,708
Deferred tax assets	4,047	4,353
Unbilled receivables, long-term	123,018	236,699
Other assets	4,240	4,535
Total assets	$1,232,646	$1,251,409

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,279	$8,993
Accrued salaries and benefits	20,945	23,326
Deferred revenue	24,755	10,198
Income taxes payable, short-term	20,607	20,064
Convertible notes, short-term	163,687	—
Operating lease liabilities	5,992	4,724
Other current liabilities	20,002	18,559
Total current liabilities	267,267	85,864
Long-term liabilities:
Convertible notes, long-term	—	156,031
Long-term operating lease liabilities	29,099	34,305
Long-term income taxes payable	21,424	41,333
Deferred tax liabilities	23,985	14,276
Other long-term liabilities	28,475	6,894
Total long-term liabilities	102,983	252,839
Total stockholders’ equity	862,396	912,706
Total liabilities and stockholders’ equity	$1,232,646	$1,251,409

Rambus Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In thousands, except per share amounts)	2021	2020	2021	2020
Revenue:
Product revenue	$45,274	$21,774	$143,935	$113,996
Royalties	32,893	27,732	136,706	84,560
Contract and other revenue	13,614	12,407	47,663	47,766
Total revenue	91,781	61,913	328,304	246,322
Cost of revenue:
Cost of product revenue	13,408	7,468	49,397	37,749
Cost of contract and other revenue	727	1,647	4,756	5,647
Amortization of acquired intangible assets	3,603	4,336	16,241	17,352
Total cost of revenue	17,738	13,451	70,394	60,748
Gross profit	74,043	48,462	257,910	185,574
Operating expenses:
Research and development	36,263	34,752	135,678	139,837
Sales, general and administrative	23,101	21,232	91,057	86,441
Amortization of acquired intangible assets	409	229	1,226	1,061
Restructuring and other charges	—	3,253	368	4,089
Change in fair value of earn-out liability	5,300	—	5,300	(1,800)
Total operating expenses	65,073	59,466	233,629	229,628
Operating income (loss)	8,970	(11,004)	24,281	(44,054)
Interest income and other income (expense), net	1,623	3,170	9,711	17,855
Interest expense	(2,737)	(2,619)	(10,706)	(10,340)
Interest and other income (expense), net	(1,114)	551	(995)	7,515
Income (loss) before income taxes	7,856	(10,453)	23,286	(36,539)
Provision for income taxes	1,751	1,602	4,952	3,932
Net income (loss)	$6,105	$(12,055)	$18,334	$(40,471)
Net income (loss) per share:
Basic	$0.06	$(0.11)	$0.17	$(0.36)
Diluted	$0.05	$(0.11)	$0.16	$(0.36)
Weighted average shares used in per share calculation:
Basic	109,161	112,706	110,538	113,254
Diluted	114,534	112,706	114,865	113,254

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(Unaudited)

	Three Months Ended
	December 31,
(In thousands)	2021	2020
Cost of product revenue	$13,408	$7,468
Adjustment:
Stock-based compensation expense	(112)	—
Non-GAAP cost of product revenue	$13,296	$7,468

Total operating expenses	$65,073	$59,466
Adjustments:
Stock-based compensation expense	(6,092)	(6,165)
Acquisition-related costs and retention bonus expense	(1,308)	(781)
Amortization of acquired intangible assets	(409)	(229)
Restructuring and other charges	—	(3,253)
Depreciation expense on unused EDA software licenses	—	(2,183)
Expense on abandoned operating leases	(559)	(174)
Change in fair value of earn-out liability	(5,300)	—
Non-GAAP total operating expenses	$51,405	$46,681

Interest and other income (expense), net	$(1,114)	$551
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(1,907)	(2,984)
Non-cash interest expense on convertible notes	1,954	1,849
Non-GAAP interest and other income (expense), net	$(1,067)	$(584)

Rambus Inc.
Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates
(Unaudited)

2022 First Quarter Outlook	Three Months Ended March 31, 2022
(In millions)	Low	High
Forward-looking operating costs and expenses	$83.8	$79.8
Adjustments:
Stock-based compensation expense	(7.0)	(7.0)
Amortization of acquired intangible assets	(3.8)	(3.8)
Forward-looking Non-GAAP operating costs and expenses	$73.0	$69.0

Forward-looking interest and other income (expense), net	$(0.9)	$(0.9)
Adjustments:
Interest income related to significant financing component from fixed-fee patent and technology licensing arrangements	(1.9)	(1.9)
Non-cash interest expense on convertible notes	1.8	1.8
Forward-looking Non-GAAP interest and other income (expense), net	$(1.0)	$(1.0)